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EXHIBIT 12.1 - COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES,
               RESTATED



                                                                                 Year Ended December 31,
                                                      ------------------------------------------------------------------------------
                                                        1997             1996             1995             1994              1993
                                                        ----             ----             ----             ----              ----
                                                       (000's)          (000's)          (000's)          (000's)           (000's)

Income before provision for income taxes              $  39,763        $ 136,280        $  68,607        $ 159,216         $ 153,304

Add:

     Interest on term loans and notes                   100,192           16,411              --               --                --

     Amortization of debt costs                           4,741              661              --               --                --

     Portion of rents representative of interest            652              628            1,988            1,735             1,685
                                                      ---------        ---------        ---------        ---------         ---------
Income as adjusted                                    $ 145,348        $ 153,980        $  70,595        $ 160,951         $ 154,989


Fixed Charges:

     Interest on term loans and notes                 $ 100,192        $  16,411        $     --         $     --          $     --

     Amortization of debt costs                           4,741              661              --               --                --

     Portion of rents representative of interest            652              628            1,988            1,735             1,685
                                                      ---------        ---------        ---------        ---------         ---------
Total fixed charges                                   $ 105,585        $  17,700        $   1,988        $   1,735         $   1,685


Ratio of Consolidated Earnings to Fixed Charges            1.38             8.70             35.5             92.8              92.0
                                                      =========        =========        =========        =========         =========
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